Exhibit 5.1

May 30, 2014

ANSYS, Inc.

Southpointe

275 Technology Drive

Canonsburg, PA 15317

Re:	Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 21,375 shares (the “Shares”) of Common Stock, $.01 par value per share, of ANSYS, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to the SpaceClaim Corporation 2005 Stock Incentive Plan (the “Plan”), which options were assumed by the Company in connection with an Agreement and Plan of Merger, dated April 25, 2014, by and among the Company, Rocketman Acquisition Corp., SpaceClaim Corporation and Shareholder Representative Services LLC (the “Merger Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates and other inquiries of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

For purposes of the opinion set forth below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP